UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 14, 2005

Interstate Hotels & Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14331	52-2101815
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4501 North Fairfax Drive, Suite 800, Arlington, Virginia		22203
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 387-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Interstate Hotels & Resorts, Inc. entered into an amended and restated senior secured credit facility, as described below under Item 2.03. That description of the credit facility (and related transactions) is incorporated in this item by reference. The terms "we" and "our" refer to Interstate Hotels & Resorts, Inc.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

General

On January 14, 2005, we entered into an amended and restated senior secured credit facility with various lenders. SG Americas Securities, LLC was the lead arranger for the new facility. The amended and restated senior secured credit facility replaces our prior senior secured credit facility and provides aggregate loan commitments of a $53 million term loan and a $55 million revolving credit facility. On January 14, 2005, we borrowed $87.2 million to repay our existing $40 million subordinated term loan, the $43.5 million outstanding under our prior senior secured credit facility and fees and expenses related to the repayments and the new credit facility. The amended and restated senior secured credit facility has a scheduled maturity of January 14, 2008. In addition, we have the ability to increase the revolving credit facility and/or the term loan by up to $50 million, in the aggregate, by seeking additional commitments from lenders.

As with the prior facility, the debt under the amended credit facility is guaranteed by certain of our existing subsidiaries and secured by pledges of ownership interests, owned hospitality properties, and other collateral that was not previously prohibited from being pledged by any of our existing contracts or agreements.

Financial Covenants

The amended and restated senior secured credit facility contains certain financial covenants. Amounts available for borrowing under the credit facility vary depending on our leverage ratio (as defined). The leverage ratio must be less than (i) 3.75 to 1.00 prior to March 31, 2005, (ii) 3.50 to 1.00 from April 1, 2005 to December 31, 2005, and (iii) 3.00 to 1.00 from January 1, 2006 to January 14, 2008. In addition, we are subject to an interest coverage ratio (as defined). At the end of the Rolling Period (defined as the immediately preceding four fiscal quarters) commencing with September 30, 2004, we must maintain an interest coverage ratio of not less than 3.00 to 1.00 and a ratio of not less than 3.50 to 1.00 for any Rolling Period thereafter. We must also maintain an adjusted net worth (as defined) of not less than $100 million as the same may be adjusted as a result of certain events following closing. As with our previous senior credit facility, our amended and restated credit facility contains covenants that include maintenance of financial ratios at the end of each quarter, compliance reporting requirements and other customary restrictions.

Interest and Fees

We will pay interest on borrowings under the amended and restated senior credit facility at an interest rate under the revolving credit facility ranging from LIBOR plus 325 basis points to LIBOR plus 350 basis points and at an interest rate under the term loan ranging from LIBOR plus 450 basis points to LIBOR plus 550 basis points. The actual rate for both the revolving credit facility and the term loan depends on the results of certain financial tests. As of January 14, 2005, based on those financial tests, borrowings under the revolving credit facility bear interest at a rate of LIBOR plus 350 basis points and borrowings under the term loan bear interest at a rate of LIBOR plus 550 basis points. To the extent that amounts under the credit facility remain unused, we pay a commitment fee on the unused portion of the loan commitment. Administrative Agent’s fees are also paid to the agent for acting as an administrative agent. In our prior facility, the interest rate associated with the senior credit facility ranged from LIBOR plus 300 to 450 basis points, depending upon the results of certain financial tests. Our previous subordinated term loan carried a variable interest rate based on the 30-day LIBOR plus 850 basis points.

Other Covenants and Events of Acceleration

As with the prior facility, the amended and restated senior secured credit facility includes usual and customary events of default for facilities of this nature, and provides that upon occurrence and continuation of an event of default, (i) payment of all amounts payable under the credit facility may be accelerated, (ii) the obligation of each lender to make advances and the obligation of each issuing bank to issue, increase, or extend letters of credit shall immediately be terminated, (iii) all obligations relating to the facility shall be immediately due and payable and (iv) we would be required to deposit an amount of cash equal to the obligations as security for the lenders behalf.

Existing Relationships with the Lenders

We have ongoing relationships with Société Générale, Credit Lyonnais New York Branch, and Citigroup, Inc. that are parties to the amended and restated senior secured credit facility for which they have received customary fees and expenses.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interstate Hotels & Resorts, Inc.

January 21, 2005	By:	/s/ Christopher L. Bennett

Name: Christopher L. Bennett
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.2	Form of Amended and Restated Senior Secured Credit Agreement, dated as of January 14, 2005, among Interstate Operating Company, L.P., Societe Generale, SG Americas Securities, LLC, and various other lenders.
10.3	Form of Amended and Restated Security Agreement, dated as of January 14, 2005, among Interstate Operating Company, LP, and other Pledgors named therein and Societe Generale, as administrative agent for the senior creditors.
10.4	Form of Amended and Restated Guaranty and Contribution Agreement, dated as of January 14, 2005, by Interstate Hotels & Resorts, Inc. and certain of its subsidiaries named as Guarantors therein.